Exhibit 23.2

AUDITOR’S CONSENT

We have issued our report dated July 31, 2003, accompanying the consolidated financial statements appearing in the Annual Report of Cyberguard Corporation and Subsidiary on Form 10-K/A for the year ended June 30, 2003. We have also issued our report dated January 21, 2004, accompanying the consolidated financial statements of SnapGear, Inc. and Subsidiary on Form 8-K/A for the year ended June 30, 2003 and for the period from October 1, 2001 (inception) to June 30, 2002. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Cyberguard Corporation and Subsidiary on Form S-3/A, and to the use of our name as it appears under the caption “Experts.”

/s/    Grant Thornton LLP

Fort Lauderdale, FL

February 10, 2004